Exhibit 5.3

Fujian Dajia Law Firm

Floor 11, Tower Al, Wanda Plaza (Fuzhou Financial Street)

No. 8 Aojiang Road, Taijiang District

Fuzhou City, Fujian Province, 350009

People’s Republic of China

Tel.: +5911 8731-8876

Fuzhou

15 August, 2025

E-Home Household Service Holdings Limited

E-Home, 18/F, East Tower

Building B, Dongbai Center

Yangqiao Road, Gulou District

Fuzhou, Fujian, China

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this letter, excluding the regions of Hong Kong SAR, Macao SAR and Taiwan region). We have acted as PRC legal counsel for E-Home Household Service Holdings Limited (the “Company” or “E-Home”), a company incorporated under the laws of the Cayman Islands, in connection with a registration statement on Form F-3 including all amendments or supplements thereto filed by the Company with the Securities and Exchange Commission (the “SEC”), under the Securities Act of 1933, as amended (the “Act”) registering up to $388,239,631 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies of the Ordinary Shares, debt securities, warrants, rights or units of the Company (the “Registration Statement”).

For the purpose of the filing of the Registration Statement, we have been requested to issue this opinion letter with regard to the PRC laws, regulations, rules, orders, decrees, guidelines or notices effective as at the date hereof (the “PRC Laws”, there is no assurance that any of such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect) relating to whether approval of the offerings to foreign investors pursuant to the Registration Statement is required by PRC authorities as well as other matters described below.

Our opinion is subject to the following qualifications:

(a) This opinion is subject to the restrictions of the legally vested discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(b) This opinion relates only to PRC Laws and we express no opinion as to any laws other than PRC Laws.

(c) This opinion is intended to be used in the context which is specially referred to herein and each section should be consider.

(d) This opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities.

(e) For the purpose of the filing of the Registration Statement, we consent to the filing with the SEC of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated thereunder.

Based on the foregoing and subject to the qualifications set out above, we are of the opinion that:

Group Structure

In October 2021, the board of directors the Company decided not to pursue the value-added telecommunications business which is involved in restricted industry and accordingly dissolved the variable interest entity (“VIE”) structure. Based on our understanding of the PRC Laws, we are of the opinion that according to the PRC Laws currently in effect, as of the date of this letter, the risk that the Company may face penalties associated with the prior VIE structure if such structures were invalidated in the PRC in the future is minimal.

E-Home incorporated its wholly-owned subsidiary E-Home Household Service Holdings Limited (Hong Kong). E-Home Household Service Holdings Limited (Hong Kong) acquired 90.20% equity interest of E-Home Household Service Technology Co., Ltd., and E-Home Household Service Technology Co., Ltd. acquired 100% equity interest of E-Home (Pingtan) Home Service Co., Ltd., Fuzhou Bangchang Technology Co. Ltd. E-Home (Pingtan) Home Service Co., Ltd. acquired 100% equity interest of Fuzhou Yongheng Xin Electric Co., Ltd., Fuzhou Happy Yijia Family Service Co., Ltd., Danyang Fumao Health Development Co., Ltd. On July 30, 2022, the Company’s board of directors approved to acquire 100% of the equity interests of Fujian Chuangying Business Science and Technology Co., Ltd from Lin Jianying. Fujian Chuangying Business Technology Co., Ltd. holds 90% of the equity in Fujian Weizhixing Technology Co., Ltd. and Fuzhou Funeng Enterprise Management Consulting Co., Ltd.

E-Home Pingtan is a holding company of the following subsidiaries: (i) 100% of the equity interests of Fuzhou Yongheng Xin Electric Co., Ltd., a limited liability company established under the laws of the PRC on October 12, 2004; (ii) 100% of the equity interests of Fujian Happiness Yijia Family Service Co., Ltd., a limited liability company established under the laws of the PRC on January 19, 2015; and (iii) 100% of the equity interests of Danyang Fumao Health Development Co., Ltd., a limited liability company established under the laws of the PRC on June 23, 2021. E-Home Pingtan also holds 20% of the equity interests of Fuzhou Fumao Health Science and Technology Co., Ltd. (“Fuzhou Fumao”), previously named Fuzhou Yiyanbao Information Technology Co., Ltd., a limited liability company established under the laws of the PRC on August 12, 2016. E-Home Pingtan reduced its shareholding in Fuzhou Fumao from 67% to 20% as of September 15, 2021 by completing the registration of the transfer of 47% equity interests in Fuzhou Fumao to certain individuals with local governmental authorities. On December 23, 2022, E-Home Pingtan transferred its remaining shareholding in Fuzhou Fumao to an unrelated third party.

The registered capital of each of the PRC subsidiaries is fully or partly owned directly or indirectly by the Company’s entities incorporated outside the PRC and directly holding equity interests in any of the PRC subsidiaries, free and clear of all liens, mortgages, pledges, encumbrances, equities, claims or equities or any third-party rights.

Business

Currently, the Company provides integrated household services which are not stipulated on the Special Administrative Measures for the Access of Foreign Investment (Negative List) (2024 Version) (the “2024 Negative List”) promulgated by the Ministry of Commerce of the People’s Republic of China (“MOFCOM”) and The National Development and Reform Commission of the PRC which took effect on November 1, 2024. Therefore, the PRC subsidiaries of the Company are able to conduct their current business without being subject to restrictions imposed by the foreign investment laws and regulations of the PRC. E-Home Pingtan has the legal right, power and authority (corporate and other), to own, use, lease and operate its assets and to conduct its business in the manner as described in the Registration Statement and the Prospectus, and its business license is in full force and effect.

Proceedings

To the best of our knowledge after due and reasonable inquires and as confirmed by the PRC Subsidiaries, except as disclosed in the Registration Statement and the Prospectus, there are no actions, suits, claims, investigations or proceedings pending, threatened to which the PRC Subsidiaries is a party, before or by any PRC (including, without limitation, provincial and local) court, governmental or regulatory commission, board, body, authority or agency which are required to be described in the Registration Statement or the Prospectus but are not so described.

Violation

Except as disclosed in the Registration Statement and the Prospectus, the PRC Subsidiaries have all necessary licenses, authorizations, consents and approvals and each of them has made all necessary filings required under any PRC (including, without limitation, provincial and local) law, regulation or rule in order to conduct its business as described in the Registration Statement and the Prospectus, and to our knowledge, none of the PRC Subsidiaries has received written notice of any proceedings relating to revocation or modification of any such license, authorization, consent or approval, order or judgment applicable to the PRC Subsidiaries.

Statements

The statements set forth in the Registration Statement and the Prospectus under the sections, “Prospectus Summary,” “Legel Matters,” and “Risk Factors,” insofar as such statements constitute summaries of the legal matters referred to therein, to the extent, and only to the extent, governed by the laws of the PRC, fairly present the information called for with respect to such legal matters and fairly summarize the matters referred to therein and are accurate, complete and fair in all material respects.

Cybersecurity Review Measures

On July 10, 2021, the Cyberspace Administration of China issued the Cybersecurity Review Measures (revised draft for public comments), which proposed to authorize the relevant government authorities to conduct cybersecurity review on a range of activities that affect or may affect national security. The revised Cybersecurity Review Measures took effect on February 15, 2022. The revised Cybersecurity Review Measures expand the cybersecurity review to data processing operators in possession of personal information of over 1 million users if the operators intend to list abroad.

Except as disclosed in the statements set forth in the Registration Statement under the caption “Risk Factors—Risks Related to Doing Business in China—The filing with the China Securities Regulatory Commission (“CSRC”) is required in connection with any offerings and certain events of the Company under New Overseas Listing Rules, and we currently are not in compliance with such rules and we may face sanctions and penalties by the CSRC or other PRC regulatory agencies for failure to timely file with the CSRC” and “Risk Factors—Risks Related to Doing Business in China— Our business is subject to complex and evolving laws and regulations regarding privacy and data protection. Compliance with China’s new Data Security Law, Cybersecurity Review Measures, Personal Information Protection Law, as well as additional laws, regulations and guidelines that the Chinese government promulgates in the future may entail significant expenses and could materially affect our business” and based on our understanding of the PRC Laws, as of the date of this letter, the Company is not required to submit an application to the Cyberspace Administration of China for the approval of the offerings because the cybersecurity review requirement under the revised Cybersecurity Review Measures for online platform operators in possession of personal information of over one million users going public in a foreign country does not apply to the Company or any of its PRC subsidiaries. The Company became a public company with shares listed in the United States before the revised Cybersecurity Review Measures went into effect on February 15, 2022.

CSRC Filing

On February 17, 2023, the CSRC issued the Trial Measures for the Administration of Overseas Issuance and Listing of Securities by Domestic Enterprises (“Overseas Listing Trial Measures”), which required the domestic company to file with CSRC within 3 days since the completion of issuance when the company issued securities again in the same overseas market as initial public issuance.

According to the Overseas Listing Trial Measures, if the company fails to complete the filing procedures or conceals any material fact or falsifies any major content in its filing documents, the company, its controlling shareholders and actual controllers may be fined between RMB 1 million (approximately $140,000) and RMB 10 million (approximately $1.4 million) respectively. Meanwhile, the person directly in charge and other directly liable persons may also be fined between RMB 500 thousand (approximately $70,000) and RMB 5 million (approximately $700,000).

In accordance with the aforementioned regulations, the company is required to file with the CSRC within 3 days since the completion of each subsequent issuance in the same overseas market as initial public issuance avoiding potential administrative penalties.

This letter is delivered by us in our capacity as the Company’s PRC legal advisers solely for the purpose of and in connection with the Registration Statement submitted to the SEC on the date hereof and may not be used for any other purpose without our prior written consent, except as required by the applicable law or by the SEC or any regulatory agencies. We hereby consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. We also consent to the filing hereof as an exhibit to the Registration Statement.

Yours sincerely,

/s/ Fujian Dajia Law Firm

Fujian Dajia Law Firm

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